                                                                   Exhibit 10.25

                * CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL
                   PORTION HAS BEEN FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.

                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT is made and entered into effective as of March 4, 1996, by and between CardioVascular Dynamics, Inc., a Delaware corporation, having its principal place of business at 13900 Alton Parkway, Suite 122, Irvine, CA 92718 ("CVD"), and Advanced Cardiovascular Systems, Inc., a California corporation having its principal place of business at 3200 Lakeside Drive, Santa Clara, California 95052-8167 ("ACS").

                                    RECITALS:

         A. CVD is engaged in the discovery, development, manufacture, and sale of medical devices for the diagnosis and treatment of vascular disease, including coronary angioplasty balloon catheters incorporating blood perfusion capabilities.

         B. CVD has developed or acquired and is the owner of all right title and interest in certain patent rights and the inventions covered thereby, as well as Know-How, relating to methods and apparatus comprising and related to a certain device known as the mechanical angioplasty catheter ("MAC"), that combines blood perfusion and coronary balloon angioplasty in a single device to treat vascular stenoses.

         C. ACS is and has been engaged in the discovery, development, manufacture and sale of medical devices for the diagnosis and treatment of vascular disease, including angioplasty balloon catheters having blood perfusion capability, and continues to be active in this area.

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         D. ACS previously acquired from CVD in a License Agreement effective as of January 15, 1995 (the "Prior Agreement"), an option to acquire the exclusive worldwide right and license, with a right to sublicense, in and to the MAC Technology and CVD Patent Rights (each as defined below) to make, have made, use and sell products covered thereby and to practice processes and methods thereunder (the "Option").

         E. ACS exercised the Option in accordance with the terms of the Prior Agreement, and the parties desire to set forth the terms and conditions of the license granted pursuant to the Option in this Agreement.

                                   AGREEMENT:

         NOW, THEREFORE, the parties hereby agree as follows:

         1.       DEFINITIONS

         a. "MAC Technology" as used herein shall mean rights in and to CVD Patent Rights and the inventions covered thereby, and currently available CVD Know-How only as it relates to practice of said CVD Patent Rights. Improvements (as hereinafter defined) thereto shall also be included therein.

         b. "CVD Patent Rights" as used herein shall mean the patent rights held by CVD in the patents and patent applications identified on Exhibit A hereto, and the

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inventions covered thereby, and Foreign Counterparts thereof (as hereinafter defined), as well as any additional patent rights CVD now owns or controls or may acquire in the future based upon applications which are continuations, continuations-in-part, divisionals or substitutes of the original applications upon which the aforementioned patent rights are based, and the inventions covered thereby, or Foreign Counterparts thereof, and upon any reexaminations, reissues, renewals or extensions thereof, and any patent rights which CVD now owns or controls or may acquire in the future relating to Improvements thereto.

         c. "Foreign Counterparts" as used herein shall mean foreign applications or issued foreign patents, which claim priority from, or share common priority with an identified United States patent or patent application, and the inventions covered thereby.

         d. "CVD Know How" as used herein shall mean confidential information regarding the MAC Technology, including, but not limited to, devices and methods relating thereto, technical and business information, design and manufacturing information and data, specifications and the like. "CVD Know-How" shall also include bench, animal and clinical testing results and the like, unless CVD is prohibited from disclosing such results due to confidentiality restrictions in agreements with third parties.

         e. "ACS Licensed Product" or "Licensed Product" as used herein shall mean a product which if made, used, or sold by ACS in the absence of the license


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granted from CVD hereunder, would infringe a Valid Claim included in the CVD
Patent Rights or other right of CVD in, or other use of, the MAC Technology.

         f. "Valid Claim" as used herein shall mean a claim of an issued patent that has not been held or declared invalid, unpatentable or unenforceable by the United States Patent and Trademark Office, a foreign patent office, or a court of competent jurisdiction from which no appeal can or has been taken.

         g. "Net Revenues" as used herein shall mean gross amounts received by ACS or any of its Affiliates or Sublicensees for sales of ACS Licensed Products, less any trade and quantity discounts, rebates, and credit for returned goods and cancellations, and shall exclude freight charges, taxes, duties and the like, all to the extent that any of the foregoing may be actually paid or allowed. Hereinafter, such reduction, discounts, credits and other charges, taxes and duties shall be referred to collectively as "Deductions."

         h. "Improvements" as used herein shall mean modifications of the ACS Licensed Products, CVD Know-How and related devices and methods of use, to the extent that same directly arise from technology covered by the MAC Technology and/or CVD Patent Rights, and are dominated by one or more claims of the CVD Patent Rights.

         i. "Affiliate" as used herein shall mean any company or entity which owns, or is at least fifty percent (50%) owned by, or is under common ownership with, a party hereto.


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         j. "Sublicensee" as used herein shall mean any sublicensee of the license rights granted hereunder or of a license which is the subject of an option granted hereunder.

         k. "Effective Date" as used herein shall mean the date first written above.

2.       GRANT OF LICENSE TO ACS

         a. Effective as of February 14, 1996 (the "Option Exercise Date"), and subject to the terms and conditions set forth herein, CVD hereby grants to ACS an exclusive, non-transferable, worldwide right and license, with the right to sublicense the same as provided herein, in and to the MAC Technology to make, have made, use and sell, or otherwise dispose of products, and practice processes and methods thereunder.

3. DEVELOPMENT OF INVENTIONS

         a. As between the parties, inventions or know-how developed during the term of this Agreement solely by one party shall be owned exclusively by that party, regardless of any obligation of disclosure or licensing set forth herein regarding same.

         b. Inventions or Know-How relating to MAC Technology developed jointly by the parties shall be jointly owned by the parties, and will be included in the MAC Technology and licensed to ACS at no additional expense to ACS, subject to the provisions of Paragraph 12 below.


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4.       DISCLOSURE OF IMPROVEMENTS AND RIGHTS THERETO

         If CVD conceives, develops, acquires, or otherwise obtains rights to any Improvements to the MAC Technology, CVD shall immediately notify ACS and disclose each such Improvement to ACS in writing, including all information relating to, or necessary to practice the Improvement.

5.       RIGHTS AND OBLIGATIONS OF ACS

         a. As of the Option Exercise Date, ACS shall have a credit against future earned royalties of [*] dollars [*].

         b. ACS shall make the following non-refundable license fee payments to
CVD:

                  i. [*] dollars ([*]) upon execution of this Agreement.
                  ii. [*] dollars ($[*]) upon U.S. Food and Drug Administration ("FDA") approval of the first ACS Licensed Product.
                  iii. [*] dollars ($[*]) upon commercial U.S. market release of the first ACS Licensed Product.

         c. ACS shall pay a royalty of [*] percent [*] of Net Revenues from ACS Licensed Products covered by a Valid Claim of a patent included in the CVD Patent Rights. If, in a particular country, there is no such patent but the ACS Licensed Product

                * CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL
                   PORTION HAS BEEN FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.


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is covered by CVD Know-How, then ACS shall pay a royalty of [*] percent ([*]) of
Net Revenues from such products for a period of [*] years from the first sale of such ACS Licensed Product in such country. Such royalty payments shall be reduced by the amount of the credit set forth in subparagraph 5(a) above.

         d. Commencing in the calendar year in which commercial launch of an ACS Licensed Product occurs, in each calendar year in which CVD has received from ACS royalty payments of less than $[*] in respect of sales of ACS Licensed Product in such year, ACS shall pay to CVD a minimum annual royalty equal to the difference between the royalties actually paid to CVD by ACS in respect of ACS Licensed Products during such year and [*] dollars ([*]). However, during the calendar year in which commercial launch of an ACS Licensed Product occurs, the minimum annual royalty amount of such payment shall be pro rated (on a monthly basis). Such payments shall be paid to CVD by January 31 of the immediately subsequent calendar year.

6.       MARKETING OF PERFUSION PRODUCTS

         a. ACS shall exercise reasonable efforts to develop a commercially viable ACS Licensed Product. In this regard the following shall apply:

                  i. If ACS, or an Affiliate or Sublicensee, has not submitted a product incorporating the MAC Technology to the FDA for approval within twenty four (24) months after the Option Exercise Date, ACS shall either pay the required [*] dollar ([*]) advance royalty payment to CVD described in subparagraph 5(b)(ii) above, or shall return the original MAC Technology and all rights thereto

                * CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL
                   PORTION HAS BEEN FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.
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                  to CVD. Each of the parties shall have a royalty free and
                  paid-up license to practice Improvements jointly developed by the parties.

                  ii. If ACS, or an Affiliate or Sublicensee, has not released a product covered by or incorporating the MAC Technology on the U.S. market within one hundred eighty (180) days following FDA approval of such a product, ACS shall either pay the required [*] dollar ([*]) advance royalty payment to CVD described in subparagraph 5(b)(iii) above, or shall return the original MAC Technology and all rights thereto to CVD. Each of the parties shall have a royalty free and paid-up license to practice Improvements jointly developed by the parties.

The payments provided for in this subparagraph shall be in lieu of the similar payments provided in paragraph 5(b)(ii) and (iii) above, and not in addition thereto.

         b. If the MAC Technology and the rights therein are transferred back to CVD, improvements, know-how, technology, patent rights, and other tangible and intangible property owned exclusively by ACS shall not be transferred to CVD.

         c. If the MAC Technology and the rights therein are transferred back to CVD, CVD will pay to ACS royalties amounting to [*] percent ([*]) of Net Revenues from the sale of products incorporating MAC Technology until any license fees and/or advance royalty payments made by ACS to CVD are repaid in full.

                * CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL
                   PORTION HAS BEEN FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.
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         d. In the event that ACS (exercising its sole discretion) determines that an ACS Licensed Product is covered by one or more additional license agreements with unaffiliated third parties and ACS is required to pay a royalty to such third party in order to make, have made, use or sell a particular ACS Licensed Product, due to a blocking patent or other blocking rights of third parties which would prevent practice of the MAC Technology but for such license agreement(s), then the royalty rate at which payments are made to CVD for that particular ACS Licensed Product shall be subject to a reduction of one percentage point for each such additional license agreement. However, the royalty rate for any ACS Licensed Product shall not, in any event be less than [*] percent ([*]) for products covered by CVD Patent Rights, and [*] percent ([*]) for those covered only by CVD Know-How. The reduction of royalty under this subparagraph shall be subject to receipt by CVD of reasonable evidence (which shall, at a minimum, include identification of the blocking patent and a description of the manner in which the ACS Licensed Product would, absent such third party agreement be blocked) of the payment obligation to unaffiliated third parties by ACS and ACS' compliance therewith.

7.       DRUG DELIVERY CATHETER OPTION

         a. If CVD develops one or more improved product concepts based on combining features of both the MAC Technology and CVD drug delivery technology in a single device, and CVD proceeds to the completion of in-vitro and in-vivo animal testing for such a device, CVD shall present such data, prototype device and other information CVD deems reasonably required to evaluate the feasibility of commercializing the device to ACS, together with an estimated budget for the cost of additional development and trials for such device, licensing fees therefor, and a projected

                * CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL
                   PORTION HAS BEEN FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.
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timetable for completing such development. ACS shall have ninety (90) days from receipt of such information to evaluate the device, make requisite inquiries for further information and/or clarification, if required, and notify CVD that ACS desires to license rights in and to such device (and the proprietary rights therein) and pursue development of a commercial product based on such information provided by CVD. During such time period, CVD agrees to entertain different or modified terms proposed by ACS, and to discuss and/or negotiate in good faith with ACS with respect to establishing the principal terms of a license and development agreement regarding the commercial exploitation of such device; provided, however, that if, within such ninety (90) day period the parties have not agreed upon such terms (in a memorandum of understanding or similar document) or ACS declines to exercise such option, then CVD shall be free to exploit such device as permitted hereunder. If ACS responds affirmatively within the ninety (90) day period and the parties have agreed upon the principal terms of a license and development agreement regarding the commercial exploitation of such device (and the proprietary rights therein), the two parties shall, on an expedited basis (which shall in no event continue beyond 60 days following notice to CVD to ACS's affirmative interest), exercise commercially reasonable, good faith efforts to execute a written license and development agreement regarding the commercial exploitation of such device (and the proprietary rights therein) in accordance with such terms.

         b. If the option to acquire rights to such a drug delivery perfusion catheter system is not exercised by ACS, and a drug delivery product employing MAC Technology is released to the market by CVD, Net Revenues to ACS hereunder shall be reduced by the amount of like revenues, if any, received by CVD from sales of such
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drug delivery catheters during the corresponding period of time for royalty calculation and any resulting correction in royalties owed for that time period shall be reflected by a Deduction of the requisite amount applied to a subsequent quarter-annual royalty payment to CVD. ACS would in this later case grant back to CVD a non-exclusive license in and to the MAC Technology so as to enable CVD to make, use, sell and distribute said drug delivery perfusion catheter system product; provided that CVD shall not disclose to a third party confidential information of ACS without ACS's prior written consent.

8.       OTHER LICENSE TERMS APPLICABLE

         a. No royalty shall be payable for transfers (by sale or otherwise) of ACS Licensed Products by ACS, or any of its Sublicensees or Affiliates, to CVD, provided such transferred Licensed Product is subsequently resold in a royalty-bearing transaction or is used clinically by ACS or its Affiliates or Sublicensees in an experimental or other like setting where no Net Revenues are generated.

         b. In the event that ACS, or any of its Affiliates or Sublicensees, markets the Licensed Product as part of a system or kit that incorporates or includes other products that are not royalty-bearing Licensed Products, Net Revenues for royalty purposes shall be computed using the average Net Revenues per unit of the corresponding royalty-bearing product when sold separately. If any royalty-bearing product is sold only as part of a system or kit that includes other products that are not royalty-bearing, and corresponding royalty-bearing products are not sold separately, then Net Revenues for royalty purposes shall include and refer to only that part of such sale reasonably allocable to the royalty-bearing product. In making such allocation, primary
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consideration shall be given to the added value accorded by the royalty-bearing product to the kit as compared to the value if sold without it. In all such cases the applicable Deductions as set forth above shall also be taken into consideration in computation of the Net Revenues.

         c. Each Licensed Product shall be marketed and sold on its own merits in a manner consistent with the standard marketing practices of ACS. However, the foregoing clause shall not restrict ACS from bundling or otherwise combining Licensed Products with other products. If a Licensed Product is used as an inducement to purchase other products of ACS, the basis on which the royalties or share of Net Revenue are calculated for such Licensed Product shall be calculated based on the fair market value price of the applicable Licensed Product regardless of whether such Licensed Product is actually sold below a fair market value price. If a fair market value price cannot otherwise be established by the parties, a value added methodology such as that described in paragraph 8(b) above shall be used to establish a royalty basis for such Licensed Product.

9.       PAYMENTS

         a. Royalty payments shall be made to CVD within sixty (60) days after the end of each calendar quarter during which royalties accrue. Each payment shall be accompanied by a report that reflects at least (i) the quantity of royalty-bearing products subject to reporting by virtue of activities of ACS, and its Affiliates and sublicenses; (ii) Net Revenues amounts; (iii) Deductions, if any, applied to determine Net Revenues; (iv) the applicable royalty rate, and
(v) the royalties computed and due to CVD. No report shall be required for any calendar quarter prior to a quarter during which royalties first
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accrue.  Thereafter, a report shall be rendered for each calendar quarter during the remaining term of this Agreement.

         b. Royalties occurring on sales outside the United States shall be converted to United States dollars, with conversion of foreign currency where appropriate as of the last day of the royalty period based upon conversion rates in effect at the close of business in New York on such day, as published in the Wall Street Journal. The parties shall hold in confidence all information reported with respect to royalty payments, and shall refrain from disclosing such information to others, except as may be required internally for management purposes and except as may be required by Federal and State law or by governmental agencies.

         c. ACS shall not be required to make any royalty payments in contravention of the laws of any country, nor shall ACS be required to make a royalty payment in the United States if ACS is unable to recoup the amount of such royalty payments directly or indirectly from an entity within a country in which the sales on which such payments are based is made. In each country where the local currency is blocked or cannot be removed from the country, royalties accrued in each such country shall be paid in such country in local currency by deposit in a local bank designated by CVD.

         10.      RECORDS

         ACS and CVD shall keep or cause the responsible Affiliate or Sublicensee to keep true and accurate books and records with respect to all sales of royalty bearing products under this Agreement in accordance with customary accounting principles and in a manner consistent with. the accounting methods employed throughout its business.
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Each of the parties shall have the right, at its own expense, through an established and reputable independent representative, to examine the relevant books and records of the other, or the responsible Affiliate or Sublicensee, at any reasonable time during business hours within five (5) days after notifying the other of its desire to do so. This examination shall take place no more than once each year and shall cover no more than the preceding three (3) calendar years. The examination shall be solely for the purpose of determining the correctness of the reports and payments required to be made by a party hereto and its Affiliates and Sublicensees. The independent representative shall report only on the accuracy of such records and shall not disclose specific entries except to the extent otherwise disclosed in reports rendered as provided hereunder. Any amount that is not paid when due shall bear interest at the lesser of one percent (1%) per month or the maximum amount permitted by applicable law. In the event that an examination determines that royalties in any particular payment period have been under-reported by 5% or more, the party that is the subject of such examination shall pay the costs, fees and expenses of said independent representative.

11.      TAXES

         All taxes levied on account of royalties accruing under this Agreement shall be paid by CVD. If laws or regulations require the withholding of taxes, the taxes will be deducted by ACS from remittable royalty and shall be paid to the proper taxing authority. Proof of payment shall be sent to CVD within ninety
(90) days following payment.
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12.      PROSECUTION OF PATENTS

         a. The cost of preparation and prosecution of the applications included in the CVD Patent Rights shall be paid by ACS, and ACS shall have control of the prosecution of such applications, whether by right of approval regarding the actions of CVD counsel or by using ACS' own counsel in such preparation and prosecution, as the parties mutually determine in each case; provided that CVD shall have reasonable opportunity to review and comment on any patent application prepared by ACS. If ACS determines that it does not wish to control the prosecution of such a patent application in any individual case, ACS shall have no obligation to pay the cost of prosecution or maintenance of such a patent but it shall notify CVD at least ninety (90) days prior to taking, or not taking, any action which would result in the abandonment, withdrawal, or lapse of any such patent or patent application. In such circumstance CVD shall control the prosecution thereof, and may independently choose to not go forward with prosecution (subject to notifying ACS, and the provisions of subparagraph 12(b) below) and in that event such patent shall not be included in the MAC Technology, but ACS shall retain a non-exclusive license to practice any such patent that is a joint invention of ACS and CVD as described under Paragraph 3 above. If CVD independently develops an Improvement and ACS does not wish to control or pay the cost of preparation or prosecution of a patent application thereon, the application and any patent granted therefrom covering such Improvement shall not be included in the CVD Patent Rights.

         b. If CVD elects not to file, prosecute or maintain any patent or patent application relating to the CVD Patent Rights and Improvements thereon, it shall notify ACS at least ninety (90) days prior to taking, or not taking, any action which would
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result in the abandonment withdrawal, or lapse of any such patent or patent application. ACS shall then have the right to file, prosecute or maintain the patent or patent application at its own expense, and any patent rights granted thereon shall be solely owned by ACS, provided that CVD shall retain a non-exclusive license to practice any such patent rights that are a joint invention of ACS and CVD as described under Paragraph 3 above. Sales of ACS Licensed Products in the country in which such patent application had been filed or issued covered only by the claims of such patent rights owned by ACS shall not be royalty-bearing to CVD.

         c. The language of this subparagraph will also apply to Foreign Counterparts. The parties shall, after consultation, determine the countries, if any, where additional Foreign Counterparts will be prosecuted and maintained. The parties shall keep each other reasonably informed of the status of all patents included in the CVD Patent Rights and additional Foreign Counterparts thereof which they have responsibility for hereunder.

         d. Each party shall cooperate with the other party, as reasonably requested, to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the preparation and prosecution of any and all such patents and patent applications. The party that is paying the full cost of such preparation and prosecution shall also pay the reasonable out-of-pocket costs of such cooperation by the non-paying party.
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13.      INFRINGEMENT BY THIRD PARTIES

         a. Each party will promptly notify the other party of any infringement or possible infringement of any of the CVD Patent Rights. ACS shall have the first right, but not the obligation, to prosecute infringement of the MAC Technology and CVD Patent Rights. CVD shall cooperate as reasonably required in such prosecution, and ACS shall bear the reasonable costs to CVD of such cooperation.

         b. If ACS fails to prosecute any such infringement within one hundred eighty (180) days after receiving notice thereof, CVD shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event ACS shall cooperate fully with CVD, and CVD shall bear the reasonable costs to ACS of such cooperation.

         c. Any net recovery obtained by the prosecuting party as a result of such proceedings, by settlement or otherwise, shall be retained by the prosecuting party.

14.      CONFIDENTIALITY

         a. The parties contemplate that information may be disclosed to one another under this Agreement which is confidential in nature. In this regard, each party will maintain the confidential information of the other party in confidence and shall not make use thereof, in whole or in part, except as expressly authorized in this Agreement.

         b. Except as specifically provided, and as may be reasonably necessary to develop and market products and to enable Affiliates and Sublicensees to make, have
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made, use and sell products licensed hereunder and to practice processes and methods as contemplated herein, each of the parties shall refrain from communicating (whether by disclosure or by providing access) any portion of the confidential information of the other party to any other person, firm, corporation or entity without first obtaining prior written permission from the other party.

         c. In recognition of the proprietary nature and value of the confidential information and the likelihood of loss of business by the other party in the event of unauthorized disclosure of its confidential information, the parties agree that the obligations of this Paragraph shall continue unabated regardless of expiration or termination of this Agreement for any reason, for a period of not less than five (5) years from the effective date of such expiration or termination. Neither party shall be obligated or required to maintain in confidence any information which it can demonstrate with written records:

                  i. is at the time in question in the public domain, or is known to the receiving party prior to disclosure by the disclosing party without breach of any obligation of confidence; or

                  ii. is or has been furnished to the receiving party by a third party not under a duty of confidentiality; or

                  iii. is required to be disclosed by Federal or State Law, by a court of competent jurisdiction or by a governmental agency.
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15.      NO DISCLOSURE WITHOUT CONSENT OR LEGAL REQUIREMENT

         Neither party shall release any information to any third party with respect to the terms of this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld). This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials, and disclosures to (or discussions with) the media. It is understood, however that the parties shall have the right, in the exercise of reasonable business judgment, to provide required information (but which, with respect to patent applications and the information contained therein, shall only be provided to outside counsel without the prior written consent of the other party) concerning this Agreement to investors and potential investors, and to Affiliates and potential Sublicensees in order to enable them to carry out the activities contemplated hereunder and as each may determine, in its reasonable judgment, to be required by law. Each party agrees to notify the other party of its intention to disclose such information to a third party (but not the identify of the third party).

16.      TERM

         This Agreement shall become effective on the Effective Date and shall continue, subject to earlier termination in accordance with other terms of this Agreement until the expiration of the last to expire of the licensed patents included in the CVD Patent Rights.

17.      TERMINATION

         a. In the event that either of the parties breaches any of the terms or conditions of this Agreement including the obligation to pay royalties thereunder, the

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
other party may terminate this Agreement by giving at least sixty (60) days advance written notice, specifying the act or omission on which such termination is based. Should such breach be remedied within sixty (60) days of such notice, this Agreement shall remain in force, subject to continued compliance with all of the terms, conditions and limitations of this Agreement. Otherwise this Agreement shall automatically terminate at the end of such notice period.

         b. ACS, without affecting the rights of CVD, shall have the right to terminate its licenses under this Agreement, with or without cause, by giving thirty (30) days notice to CVD of its intent to terminate.

         c. Termination of any license granted under this Agreement shall not deprive either party of accrued rights including CVD's right to collect royalties on sales made prior to termination. Upon termination of this Agreement, ACS shall have the right to sell products licensed hereunder it has in its inventory. Such sales shall be subject to the obligations to pay royalty provided for hereunder. All other rights and obligations of the parties, including the obligations of confidentiality accruing prior to termination or expiration of this Agreement shall survive such termination or expiration.

18.      COMPLIANCE WITH LAWS

         a. The parties shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, promotion and import or export of ACS Licensed Products.
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
         b. ACS will be responsible for obtaining, at its cost and expense, all governmental approvals required to market ACS Licensed Products.

19.      REPRESENTATIONS AND WARRANTIES

         CVD represents and warrants to ACS that it has the right to grant the licenses and rights granted herein and has full right and title to the patent rights and inventions included in the CVD Patent Rights, and that, to the best of its knowledge, no other person or entity has a claim or right to any aspect or part of the CVD Patent Rights, and that it has the unencumbered right to grant the licenses and rights granted in this Agreement, and that no other license, assignment, sale, agreement or encumbrance has, or will, be made or entered into which would conflict with this Agreement. CVD represents and warrants that, to its actual knowledge, based on its written records and without regard to patents in its possession that have not undergone substantive review, it is unaware of: (i) any basis on which CVD Patent Rights, or any portion thereof, are invalid or unenforceable; or (ii) any claims or right of any third party that could be infringed by practice of the MAC Technology.

20.      INDEMNITY

         a. Each of the parties shall be responsible for its own errors and omissions and indemnifies, and agrees to defend and hold harmless, the other and its officers, directors, professional staff, employees, and agents, and any of their respective Affiliates, Sublicensees, respective successors, heirs and assigns (the "Indemnities"), against any claim , demand, liability, damage, loss, judgment or expense (including reasonable attorneys fees and expense and out-of- pocket litigation expense) incurred by or imposed upon the Indemnities arising out of its own activities hereunder (including
                                      21
actions in tort, warranty or strict liability) except and to the extent due to negligence of the other party. Each of the parties shall notify the other promptly of any claim, demand, suit or action arising out of any activity hereunder, whether or not the subject of the indemnity herein, and each shall cooperate as reasonably required in the defense of the matter, and the other shall bear the reasonable out-of-pocket cost of such cooperation. The indemnifying party shall have sole control over any litigation or settlement thereof for which it is responsible under this Paragraph, and it shall not be required to pay any amount of any settlement to which it has not given its prior written consent.

         b. NEITHER PARTY SHALL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

21.      RELATIONSHIP OF THE PARTIES

         It is understood that the parties hereto are independent contractors engaged in the conduct of their own respective endeavors. Neither ACS nor CVD are to be considered the agent or employee of the other for any purpose, and no party hereto has the right or authority to enter into any contract or assume any obligation for the other or give any warranty or make any representation on behalf of another party except where and to the extent specifically authorized in writing to do so.
                                      22

22.      ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns, provided, however, that except as set forth in the next sentence, neither party may assign any obligation to provide services hereunder, in whole or in part, without the prior written consent of the other party except in connection with a merger, reorganization or sale of all or substantially all of the assets of such party. Notwithstanding any other provision to the contrary in this Agreement or the Prior Agreement (as defined below), ACS shall have the right to assign its rights and obligations under this Agreement to Guidant Corporation. ACS shall provide CVD with written notice of any such assignment within 30 days of making such assignment.

23.      FORCE MAJEURE

         In the event any party hereto is prevented or is otherwise unable to perform any of its obligations under this Agreement due to fire, flood, earthquake, war, strikes, lockouts, labor troubles, failure of public utilities, injunctions, or other events beyond the reasonable control of the party affected, the affected party shall give notice promptly to the other party in writing and, thereupon, the affected party's nonperformance shall be excused and the time for performance of this Agreement shall be extended for the period of delay or inability due to such Force Majeure.

24.      AMENDMENT

         Except as otherwise provided herein, this Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by authorized representatives of CVD and ACS.
                                      23

25.      NO STRICT CONSTRUCTION

         This Agreement has been prepared jointly and shall not be strictly construed against any party.

26.      WAIVER

         No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of such term, provision or condition of this Agreement.

27.      COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

28.      GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of California without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance. The venue for resolution of disputes hereunder shall be the courts located in Santa Clara County, California.

29.      NOTICE

         a. Any notice, report or statement to either party required or permitted under this Agreement shall be in writing and shall be sent by certified mail, return
                                      24
receipt requested, postage prepaid, or facsimile transmission with confirmation sent by certified mail as above, or by courier, such as Federal Express, DHL, or the like, with confirmation of receipt by signature requested, directed to the other party at its mailing address set forth below, or to such other mailing address as the respective parties may from time to time designate by prior notice in compliance herewith:

         ACS:     Advanced Cardiovascular Systems, Inc.
                  3200 Lakeside Drive
                  P.O. Box 58167
                  Santa Clara, CA 95052-8167
                  Fax:     (408) 235-3987
                  Attn.:         General Counsel

         CVD:     CardioVascular Dynamics, Inc.
                  13844 Alton Parkway, Suite 140
                  Irvine, CA 92718
                  Fax:     (714) 457-9561
                  Attn           Michael R. Henson, Chairman & CEO

         b. Any such notice, report or statement sent in accordance with the requirements of Subparagraph a. above shall be deemed to be fully given upon dispatch, subject to proof of receipt.

30.      SEVERABILITY

         If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable under any controlling law, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect. The parties shall there upon negotiate in good faith a term there specifically declare that they would have entered into this carrying out, insofar as possible, the intention of severed term.
                                      25

31.      CAPTIONS

         Captions are inserted herein only as a matter of convenience and for reference, and in no way define, limit, or describe the scope of this Agreement or the intent of any provision herein.

32.      SOLE UNDERSTANDING

         This Agreement and the Prior Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and thereof, and supersede, integrate and merge all prior discussions, correspondence, negotiations, understandings, or agreements. The parties each represent and warrant that there are no conditions, definitions, warranties, promises, agreements, understandings or representations, or remaining obligations, written or oral, with respect to the subject matter of this Agreement or the Prior Agreement, other than as expressly provided in this Agreement or the Prior Agreement, or as the same may subsequently be amended in writing by mutual agreement duly executed by the affected parties hereto. This Agreement supersedes Sections 2a, 2c, 4a, 6a, 6c, 6d, 6e, 7, 8 and 34 of the Prior Agreement. If there are any inconsistencies between the terms of the remaining Sections of the Prior Agreement and the terms of this Agreement, the terms of this Agreement shall prevail. Except as superseded by this Agreement, the remaining terms of the Prior Agreement remain in full force and effect.
                                      26

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals effective as of the day and year first above written.

                                        CardioVascular Dynamics, Inc.

                                        By:  /s/ MICHAEL R. HENSON
                                             Michael R. Henson,
                                             Chairman and CEO

ATTEST:                                 Date: March 4, 1996
      /s/ DANA P. NICKELL


                                        Advanced Cardiovascular Systems, Inc.

                                        By:  /s/ PETER MEINNES
                                             Peter Meinnes,
                                             Vice President

ATTEST:                                 Date: March 4, 1996
      /s/ GUY GARFIELD
                                      27

                                    EXHIBIT A

                            License Agreement Between

                             CardioVascular Dynamics

                                       and

                      Advanced Cardiovascular Systems, Inc.

                      (Relevant CVD Patents and Applicants)

U.S. Applications and Patents

Patent No. 5,344,402 issued September 6, 1994 on U.S. Application 08/084,820 filed June 30, 1993, with an Interventional PCT application filed June 1994

No. 08/208,617 filed March 8, 1994 - Amendment filed 1/11/96, Notice of
Allowance

Foreign Applications and Patents

Foreign Counterparts filed in Japan, Belgium, France, Germany, Great Britain and The Netherlands in December 1994 on U.S. Application No. 08/084,820

08/357,420 - Notice of Allowance, Issue Fee Paid 2/7/96

08/357,401 - Filed 12/16/94
                                      28